Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD ANNOUNCES REDEMPTION OF SERIES E PREFERRED STOCK

DALLAS, July 8, 2016 — Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it intends to redeem all of its issued and outstanding shares of 9.00% Series E Cumulative Preferred Stock (the “Series E Preferred Stock”) (CUSIP No. 044103 505).  All shares of Series E Preferred Stock will be redeemed in accordance with the applicable procedures of the Depository Trust Company.  The redemption of the Series E Preferred Stock is conditioned upon the closing by the Company of its previously announced offering of Series F Cumulative Preferred Stock.

The redemption date will be August 8, 2016.  The shares of Series E Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus accrued and unpaid dividends to, but not including, the redemption date, in an amount equal to $0.23125 per share, for a total redemption price of $25.23125 per share.  The redemption price for the Series E Preferred Stock will be payable in cash, without interest, as soon as practicable after the redemption date.  Dividends on shares of Series E Preferred Stock will cease to accrue on the day prior to the redemption date, such shares shall no longer be deemed outstanding and all rights of the holders in respect of such shares will terminate, except for the right to receive the redemption price, without interest thereon. Because the redemption of the Series E Preferred Stock is a redemption in full, trading of the Series E Preferred Stock on the NYSE will cease after the redemption date.

As specified in the notice of redemption, payment of the applicable redemption price will result from the Series E Preferred Stock being debited from such holder’s book-entry account with the Company’s transfer agent and pursuant to applicable procedures of the Depository Trust Company on or after the redemption date. The Company’s transfer agent is Computershare Trust Company, N.A., attention: Corporate Actions, at 250 Royall Street, Canton, MA 02021. Questions regarding the redemption of the Series E Preferred Stock, or the procedures therefore, may be directed to Computershare Trust Company, N.A. at 800.546.5141.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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